EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective on the 1st day of April 1996 (the "Effective Date") by and between Anchor Advanced Products, Inc., a Delaware corporation with principal offices at 1111 Northshore Drive, Suite N-600, Knoxville, Tennessee 37919-4048 (the "Employer) and _________________________________________ , an individual residing at 7328 Misty
Meadow Place, Knoxville, TN 37919 (the "Employee").

     In consideration of the mutual agreements set forth below and for other new, good and valuable consideration given by each party to this Agreement to the other, the receipt and sufficiency of which are hereby acknowledged, the Employer agrees to hire the Employee, and the Employee agrees to serve the Employer, all under the terms and subject to the conditions that follow:

     1. Employment and Duties. The scope and duties of the Employee's employment shall be as follows:

          a. The Employee shall serve the Employer on a full-time basis during the term of this Agreement with the titles of Chairman, President and Chief Executive Officer. As such, the Employee shall diligently and faithfully
     (i) direct, oversee and manage the total business of the Employer as its principal executive officer, and (ii) perform such other services as are assigned from time to time by the Employer's board of directors (the "Board") or are agreed to by the Employee and the Employer. The Employee shall report to the Board.

          b. The Employee shall devote his entire business-day attention and energies and use his best efforts in his employment with the Employer. The Employee understands that his position requires frequent air travel, often with overnight stays for more than one night.

          c. The Employee shall be elected Chairman, President and Chief Executive Officer of the Employer and will serve in such officerships at the pleasure of the Board.

          d. The Employee will accept a directorship of the Employer if, and for the term, elected.

          e. The parties recognize that immediately prior to the Effective Date the Employee was an employee at will of the Employer and that the execution and delivery of this Employment Agreement is valuable consideration to the Employee in support of the provisions of this Agreement including the provisions of paragraph 6(c), below.

     2. Term. The term of this Agreement shall commence on the Effective Date and shall continue until _______________________ unless earlier terminated as provided in this Agreement. This Agreement may be extended by written instrument signed by the parties specifically referring to this Agreement. The initial term of this Agreement as may be so extended is referred to in this Agreement as the "Term."

     3. Compensation and Benefits. In consideration for entering into this Agreement and as full compensation for his services during the Term, the Employee shall receive the following compensation and benefits:

          a. The Employee shall receive a base salary computed at the rate of at least ______ per calendar year (the "Base Salary"), paid in installments in accordance with the Employer's normal payment schedule for executive employees, but not less frequently than bimonthly. The Employee's performance will be reviewed from time to time during the Term, but at least annually. Based upon the Employee's performance, the Board may, in its sole, absolute discretion, increase the Employee's Base Salary.

          b. In addition to the Base Salary described above, the Employee shall be eligible to receive an annual bonus of an amount up to __ percent of the Employee's Base Salary at the time the bonus is computed (the "Bonus"). The Bonus will be computed on the Employer's financial and other results and the overall performance of the Employee as determined in the sole absolute discretion of the Board. The Bonus shall be paid, if at all, in the year following the year in which it is earned.

          c. In addition to the remuneration set forth in paragraphs 3(a) and
     (b), above, the Employee shall be entitled to the following benefits: (i) four (4) weeks of paid vacation per calendar year, pro rated for part of any calendar year worked during the Term, to be taken at a time or times to be mutually agreed by the Employer and the Employee; (ii) participation as of the Effective Date for the Employee and, at his option, his spouse and children, in the medical and hospitalization insurance plans (including their dental and pharmaceutical components) of the Employer, subject to deductibles, stop losses and Employee contributions to cost as are required for other executive employees of the Employer, all as are in effect from time to time during the Term; (iii) participation as of the Effective Date, at no cost to the Employee, in the Employer's life insurance program, such insurance to be equal to the Employee's base salary plus, at the Employee's option, additional amounts of life insurance equal to one or two times such base salary, as well as participation in the Employer's long-term disability insurance program, such additional life insurance and long-term disability insurance being subject to the Employee's contribution to cost as required for other of the Employer's executive employees, all as are in effect from time to time during the Term; (iv) participation in the Employer's Supplemental Executive Retirement Plan ("SERP") in accordance with the provisions of the form of SERP Agreement attached to this Agreement as Exhibit A (which the Employer and Employee acknowledge has been signed by them both in such form); (v) participation in the Anchor Advanced Products, Inc. Employee Savings Plan, (vi) use of a company-leased car; (vii) participation in the Anchor Holdings, Inc. Time Accelerated Restricted Stock Option Plan; (viii) compensation under the November 18, 1994 Supplemental Compensation Agreement (which the Employer and Employee acknowledge has been signed by them both in such form); (ix) reimbursement for documented reasonable travel and other expenses incurred in connection with the Employee's services under this Agreement; (x) reimbursement of annual dues to Club Le Conte, or other similar private dining establishment, and to a country club in the Knoxville, Tennessee area; and
     (xi) all other benefits hereinafter established and offered generally to the executive employees of the Employer.

          d. The Employer may withhold from compensation or benefits payable to the Employee under this Agreement all federal, state or local taxes or other governmental obligations with respect to the Employee or garnishments that may be required pursuant to law. The Employer may set off from such compensation or benefits any amount which the Employee may owe to the Employer in connection with this Agreement or his Employment.

          e. Each and every benefit described in this paragraph 3 shall be subject to the terms and conditions of the benefit's applicable underlying plan and or insurance document, if any, each of which is available to the Employee for inspection at the Employer's principal offices. Employee hereby acknowledges that prior to the Effective Date he has had access to, and the opportunity to examine, all of such plans and documents and to obtain answers to all of his questions with respect thereto. The implementation of all benefits applicable to the Employee during the Term are subject to the policies and procedures established and issued by the Employer from time to time and applicable to its executive employees. The Employer does not guarantee the adoption or continuation of any particular employee benefit plan or program.

          f. The Employer and Employee acknowledge that all of the benefits specifically described in paragraph 3(c), above, are currently in effect.

     4. Termination of Agreement. Notwithstanding the provisions of paragraph 2, above, this Agreement shall expire prior to the end of the Term upon the happening of any of the following termination events ("Termination Events"):

          a. Termination by the Employee. Termination by the Employee upon thirty (30) days' prior written notice to the Employer if the Employer shall be in material breach of this Agreement or shall require the employee to perform duties on an ongoing basis that are not consistent with those described in paragraph 1(a)(i), above.

          b. Termination by the Employer. Termination by the Employer (i) upon thirty (30) days' prior written notice to the Employee if the Employee shall become mentally or physically disabled such that the Employee is unable to perform his duties under this Agreement in a material way and such inability shall continue for a period in excess of one hundred eighty
     (180) consecutive days or in excess of two hundred ten (210) non-consecutive days in any twelve (12)-month period; provided that, upon such disability, but prior to such termination, the Board shall have the right to suspend the Employee from his duties under this Agreement but without loss of compensation or other benefits to the Employee; (ii) immediately upon written notice to the Employee for "just cause;" or (iii) without just cause and for no reason (but with compensation as set forth in paragraph 5(a), below) immediately upon notice to the Employee. For purposes of this Agreement, the term "just cause" shall mean, (a) the Employee's commission of any act of fraud or dishonesty with respect to the Employer or its business, (b) the Employee's conviction of a felony under the laws of the United States or any state, (c) the Employee's willful or grossly negligent violation of any applicable federal or state law (or rule or regulation thereunder) governing the Employer's business, or (d) the Employee's willful and continued failure to act in accordance with the proper and lawful direction of the Board or to devote his full time and best efforts to the Employer (other than any failure resulting from an illness or other similar incapacity or disability), in either event for 10 days after a written demand for performance is delivered to the Employee on behalf of the Board which specifically identifies the manner in which it is alleged that the Employee has not followed such directives or devoted such time and efforts, as the case may be; and

          c. Automatic Termination upon Death. Automatically upon the death of the Employee.

     5. Rights upon Termination.

          a. In the event that employment is terminated pursuant to paragraph 4(a), 4(b)(i), 4(b)(iii) or 4(c), above, the Employer and the Employee recognize and understand that the actual damages to the Employee would be difficult if not impossible to ascertain. Therefore, in lieu of any other rights to which the Employee may be entitled, the Employee shall be paid by Employer, in respect of such termination, as severance pay or as liquidated damages, or both, but not as a forfeiture, and, except with respect to termination as a result of the Employee's death, in support of the Employee's covenants in paragraph 6(c), below, the amount (the "Severance Amount") described in paragraphs 1 and 9, respectively, of Exhibit B attached to this Agreement. In the event the employment of the Employee is terminated (i) by the Employer for "just cause" pursuant to paragraph 4(b)(ii), above, (ii) upon the voluntary resignation of the Employee without cause or reason, or (iii) as a result solely of the expiration of the Term, then, at its option, the Employer may elect to pay to the Employee the Severance Amount described in paragraphs 3(a) and (b), respectively, of Exhibit B in support of the Employee's covenants in paragraph 6(c), below. If the Employer elects not to make payment of the Severance Amount described in the preceding sentence then the Employee shall not be bound by the covenants set forth in paragraph 6(c)(1), but only to the extent that such covenants are not duplicative of other legal duties owed by the Employee to the Employer, including, without limitation, fiduciary duties and duties of loyalty, or requirements of law applicable to the Employee. Whether or not the Employer pays the Severance Amount in paragraph 3 of Exhibit B, the Employee shall be bound by the covenants in paragraphs 6(c)(2) and (3) to the extent that such covenants are enforceable under this Agreement or are duplicative of legal duties owed by the Employee to the Employer, including, without limitation, fiduciary duties, duties of loyalty, or requirements of law applicable to the Employee. Nothing in this paragraph 5 shall be deemed to relieve the Employee of the obligations set forth in paragraph 6(a), below

          b. The Severance Amount due pursuant to Exhibit B shall be paid in quarterly installments in arrears on the first business day of each calendar quarter following the date of termination until paid in full. If the Employee is entitled to receive the Severance Amount under this Agreement, the Employee shall not be required to mitigate the amount of any payment provided thereby by seeking other employment or otherwise, but if the Employee does obtain another employment, each one ($1.00) dollar of base salary (plus bonus to the extent that the Severance Amount includes Bonus) received from such other source during the period that the Employer is required to make payment of the Severance Amount shall reduce each one dollar ($1.00) of such Severance Amount by seventy five ($.75) cents.

          c. Other than as expressly set, forth in this paragraph 5, upon termination of this Agreement, the Employer shall have no further obligation to the Employee under this Agreement or otherwise, except that, the Employee (or his estate, as the case may be) shall be entitled to receive all salary and benefits to which the Employee is entitled up to and including the effective date of such termination. In addition, after the termination of the Employee's employment, the Employee's entitlement to rights and benefits as of the date of such termination under any Employee benefit plans maintained by the Employer in which the Employee participates, shall be determined and paid in accordance with such plans. All amounts, including the Severance Amount to which the Employee may be due under this paragraph 5, shall be subject to offset or deduction for amounts which the Employee owes to the Employer or for any loss or damage the Employer has suffered or may suffer as a result of the Employee's acts or omissions.

          d. Upon termination or earlier expiration of this Agreement, the Employee will, or in the event of his death his estate will, immediately return to the Employer all written confidential and proprietary information referred to in paragraph 6, below, as well as the Company-leased car and all other property loaned or consigned to the Employee by the Employer.

     6. Confidential Information, Intellectual Property and Competition by the Employee.

          a. The provisions set forth the Employee Agreement Relating To Intellectual Property and Confidentiality (the "IP Agreement") (in the form of Exhibit C, attached to this Agreement, and which the Employer and the Employee acknowledge has been signed by them both in such form) are incorporated herein by this specific reference thereto.

          b. The Employee acknowledges that during the course of his prior employment with the Employer as an executive manager and during his employment under this Agreement, the Employee has received and will receive and has had and will have access to the proprietary and confidential information of the Employer and also has received and had access to and will receive and have access to detailed client and customer lists and information relating to the operations and business requirements of those clients and customers. Accordingly, the Employee is willing to enter into the covenants described in paragraph 6(c), below, in order to provide the Employer with what the Employee considers to be reasonable protection for the Employer's interests.

          c. The Employee hereby agrees that, for the greater of the periods from the date hereof to and until (i) the first anniversary of the date on which the Employee ceases to be entitled to the payment of Base Salary from the Employer, or (ii) in the event the Employee is entitled to the Severance Amount, the date on which the Employee ceases to be entitled to the payment of all or part of the Severance Amount, the Employee shall not, directly or indirectly:

               (1) enter into or engage in or assist in any way any business competitive with the business of the Employer as then conducted or make, sell or distribute Competitive Products either on the Employee's own account, or as a partner or joint venturer, or as an employee, agent, consultant or salesman for any individual or other entity, or as an officer, director, or stockholder of a corporation, or as a lender, or otherwise, within the United States of America or any foreign country in which the Employer actually competes or in which the Employer has adopted plans to compete during the Term; provided that, the ownership, in the aggregate, of less than l% of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not, by itself, constitute a violation of this paragraph 6(c)(1). For purposes of this paragraph 6(c)(1), the term "Competitive Products" shall mean any and all products that are the same as, or which are competitive with, products that were under development, manufactured or sold by the Employer or any of its subsidiaries during the two-year period immediately preceding the termination of the Employee's employment and the six-month period immediately following such employment.

               (2) solicit or induce, or cause any business, firm or corporation to solicit or induce (i) the employment of, or employ, any of the present or future employees or agents of the Employer or any of its subsidiaries, or (ii) business, or accept business, from customers of the Employer or any of its subsidiaries, or (iii) customers of the Employer or any of its subsidiaries to withdraw, curtail or cancel its business with the Employer or such subsidiary; or

               (3) engage in or participate in any business conducted under any name that shall be the same as or similar to the name "Anchor Advanced Products, Inc." or any trade name used by the Employer in connection with its business and operations.

          d. The covenants contained in paragraph 6(c), above, are intended to be separate and severable and enforceable as such.

          e. The Employee hereby undertakes that he will immediately notify the Employer of any offer of employment or any other engagement or arrangement made to the Employee by any third party or parties which could reasonably be anticipated to rise to a breach of one or more of the covenants contained in paragraph 6(c) ("a notifiable offer") and further undertakes that on receipt of any notifiable offer he will immediately inform the third party or parties responsible for the notifiable offer to the existence of those covenants.

          f. The panics agree and acknowledge that the duration, scope and geographic area of the covenant not to compete described in paragraph 6(c), above, are fair, reasonable and necessary in order to protect the goodwill and other legitimate interests of the Employer, that adequate consideration has been provided to the Employee by and under this Agreement for such obligations, and that such obligations do not prevent the Employee from earning a livelihood. If, however, for any reason any court (the "Court") determines under applicable law that the provisions in paragraph 6(c) pertaining to duration, scope and/or geographic area in relation to non-competition or competitive products are too broad or otherwise unreasonable or that the Employee has been prevented unlawfully from earning a livelihood (together, such provisions being hereinafter referred to as "Restrictions), such Restrictions shall be interpreted, modified or rewritten to include the maximum Restrictions as are valid and enforceable under applicable law; and, if so, the Court is hereby requested and authorized by the parties hereto to revise the Restrictions to include the maximum Restrictions allowed under applicable law and the Restrictions as so revised shall be binding upon the Employee.

          g. In the event of breach of any of the Employee's obligations under the IP Agreement or under paragraph 6(c), above, the Employer shall have the right to have such obligation specifically enforced by a court of competent jurisdiction, including, without limitation, the right to entry of restraining orders and injunctions, whether preliminary, mandatory, temporary, or permanent, against a violation, threatened or actual, and whether or not continuing, of such obligation, without the necessity of showing any particular injury or damage, and without the posting of any bond or other security, it being acknowledged and agreed that any such breach or threatened breach would cause immediate and irreparable injury to the Employer and that money damages alone would not provide an adequate remedy.

     7. Miscellaneous Provisions. This is a contract for unique personal services. Neither this Agreement nor any right or obligation arising hereunder may be assigned by the Employee without the prior written consent of the Employer; and any purported assignment without such consent shall be null and void. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties. This Agreement, together with the documents described in Exhibits A through C hereto, contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, warranties and understandings, either oral or written, between the parties with respect thereto. This Agreement may not be amended or modified except by a writing signed by each of the parties hereto. The captions set forth in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The provisions of this Agreement may be waived only by a written instrument executed by the party so waiving. All notices required or permitted under this Agreement shall be in writing and shall be delivered by hand or sent by first-class, certified mail, postage and fees prepaid, addressed as follows:

   (i) If to the Employer:          Thomas H. Lee Company
                                    75 State Street
                                    Boston, MA 02109
                                    Attention: Mr. Scott Schoen
                                    Re: Anchor Business

               Copy to:             Piliero Goldstein Jenkins & Hall, LLP
                                    292 Madison Avenue
                                    New York, NY 10017
                                    Attention: Edward J. Goldstein, Esq.

  (ii) If to the Employee:          To the address set forth in the first
                                    paragraph of this Agreement

unless and until notice of another or different address shall be given as provided in this paragraph 7. Notices shall be effective upon delivery if hand delivered and upon the third day after mailing if sent by certified mail. In the event any provision of this agreement shall finally be determined to be unlawful or unenforceable, such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee without regard to principles of conflicts of law. The parties hereby irrevocably consent to the exclusive personal jurisdiction of the federal district court located in the Eastern District of Tennessee, or if such court lacks subject matter jurisdiction, to the jurisdiction of the applicable state court of the State of Tennessee located in the County of Knox, for all purposes in connection with this Agreement or the Employee's employment hereunder. The parties hereby expressly waive any and all claims and defenses either may have in respect to any proceeding in such court based on alleged lack of personal jurisdiction, improper venue or inconvenient forum, or any similar defense, to the maximum extent permitted by law.


                                  ANCHOR ADVANCED PRODUCTS, INC. (Employer)

                                  By:
                                     --------------------------------------
                                      Director, on behalf of the board

                                  By:
                                     --------------------------------------

                                      Chairman, President and CEO

                                  Date:
                                     --------------------------------------

                                         (Employee)

                                  By:
                                     --------------------------------------

                                        An individual

                                  Date:
                                       ------------------------------------

                                              Exhibit B to the
                                              Employment Agreement
                                              by and between
                                              Anchor Advanced Products,
                                              Inc., as Employer, and

                                              as Employee, made
                                              effective

                                Severance Amount

     1. The Severance Amount payable upon termination under paragraphs 4(b)(i) relating to disability and 4(c) relating To death, shall be equal to ___________ year's Base Salary in effect at the time of such termination and Bonus computed using the last full-year Bonus, if any, paid to the Employee, pro-rated to the effective date of termination. The Bonus portion of the Severance Amount shall be considered earned notwithstanding any right of discretion in the Board not to grant such bonus.

     2. The Severance Amount payable upon termination under paragraphs 4(a) relating to termination by the Employee for cause and 4(b)(iii) relating to termination by the Employer without "just cause" shall be an amount equal to Base Salary and Bonus, both computed to the end of the Term. Bonus shall be computed using the last full-year Bonus paid to the Employee. The Bonus portion of the Severance Amount shall be considered earned notwithstanding any right of discretion in the Board not to grant such bonus.

     3. (a) The Severance Amount payable at the option of the Employer upon termination for just cause under paragraph 4(b)(ii) or upon the voluntary resignation of the Employee without cause or reason, shall be equal to one half of one year's Base Salary as in effect for at least three (3) months prior to such termination. Bonus shall not be considered.

        (b) The Severance Amount payable at the option of the Employer upon expiration of the Term shall equal to one year's Base Salary in effect at the time of such expiration. Bonus shall not be considered.

     4. All paragraph references and all defined terms in initial capital letters in this Exhibit B refer to paragraphs and definitions, respectively, in the Employment Agreement.

                                                       Agreed:

                                                       Employer
                                                                ----------------
                                                                Please initial

                                                       Employee
                                                                ----------------
                                                                Please initial

                                                                       Exhibit C
                                                         to Employment Agreement

                         EMPLOYEE AGREEMENT RELATING TO

                    INTELLECTUAL PROPERTY AND CONFIDENTIALITY

     THIS AGREEMENT is between Anchor Advanced Products, Inc. ("Anchor") and the person named below (referred to in this Agreement as "you" or "your").

     In consideration of your employment by Anchor, or if you are an employee of Anchor at the time you sign this Agreement, your continued employment, and your regular compensation for as long as you remain an employee of Anchor, you acknowledge, represent and agree to the following:

     1. Anchor's Confidential Information.

          a. You acknowledge that as a result of your employment by Anchor, you will gain access to and knowledge of confidential, proprietary and/or trade secret information of Anchor regarding financial, planning, manufacturing and customer matters, technological data, methods, and processes, and/or other proprietary and confidential information, both oral and written (collectively referred to in this Agreement as "Confidential Information"). You further acknowledge that all Confidential Information is the exclusive property of Anchor and that disclosure of Confidential Information would cause Anchor to suffer serious competitive disadvantage as well as immediate and irreparable injury and damages. Accordingly, you will not, either during your employment by Anchor, or at any time thereafter, use for any purpose (other than for the benefit of Anchor during your employment) or disclose to any person, firm or entity any Confidential Information.

          b. Without limiting the generality of the foregoing, you will not download or copy any Confidential Information into any computer or media not owned by Anchor and permanently located on Anchor's premises unless authorized by Anchor to do so in writing.

          c. Confidential Information does not include any information that is or becomes generally available to the public, other than as a result of disclosure by or through you inadvertently or on purpose.

     2. Inventions and Other Intellectual Property. The following paragraphs a. through f. shall apply to works of authorship (which shall be deemed to be "works for hire"), copyrightable material, inventions, improvements and discoveries (whether patentable or nor), trademarks, trade dress or other intellectual property that has been or will be made, conceived or generated by you during your employment by Anchor, whether or not made, conceived or generated within the course of your employment or wholly or partially on your own time, relating in any way to the business of Anchor, or resulting directly or indirectly from your employment by Anchor (collectively referred to as "Intellectual Property". In no event shall Intellectual Property include any intellectual property that you develop entirely within your own time without using Anchor's equipment, supplies, facilities or trade secret information unless such intellectual property either
(1) relates at the time of conception or reduction to practice to Anchor's business or to Anchor's actual or demonstrable research or development, or (2) results from any work performed by you for Anchor. Anchor shall have the right to require disclosure by you in confidence of all intellectual property made, conceived or generated by you, solely or jointly with others, during your employment by Anchor, to determine whether or not such intellectual property is Intellectual Property covered by this Agreement.

          a. Ownership of Intellectual Property.

               (i) All Intellectual Property (including, without limitation, works of authorship to which the "works for hire" doctrine is found inapplicable) and all rights therein, will be and are hereby deemed to be, assigned and transferred by this Agreement to Anchor, its successors and assigns. Anchor, its successors and assigns will have the exclusive right to obtain copyright, patent and/or trademark registrations or other protection of the Intellectual Property (including, without limitation, maintaining such Intellectual Property as trade secrets) in Anchor's own name, or in the names of Anchor's successors or assigns, as inventor, author and/or owner, and to secure any renewals and extensions of such protection, throughout the world. If Anchor chooses to maintain any part or all of the Intellectual Property as a trade secret, Anchor shall so inform you and you will maintain such Intellectual Property as Confidential Information in accordance with paragraph 1, above.

               (ii) You hereby acknowledge that you retain no rights whatsoever with respect to Intellectual Property, including, without limitation, any rights to reproduce such Intellectual Property, or to make, have made, use and/or sell products based upon Intellectual Property, or otherwise to prepare derivatives thereof, or to file patent, copyright or trademark applications with respect thereto, or to distribute copies of any Intellectual Property in any manner whatsoever, or to exhibit, use or display any such Intellectual Property publicly or otherwise, or to license or assign to any third party the right to do any of the foregoing.

          b. Filings and Other Assistance. Without further remuneration (except for out-of-pocket expenses), you will execute and deliver any document and give any assistance as may be reasonably requested by Anchor to effect the ownership rights provided in this Agreement or otherwise to further the purposes of this paragraph 2.

          c. Record keeping and Reporting.

               (i) If your employment involves technology or manufacturing, and you are (or will be) a salaried employee, you will keep a laboratory or engineering notebook to record your work in connection with research or development, and you will date and sign entries in each page of such notebook. Whenever practicable, you will obtain a witnessing signature by a coemployee to each such entry signed by you.

               (ii) You will promptly communicate to the Executive Vice President-Manufacturing, or person designated by the Executive Vice President-Manufacturing, all Intellectual Property made, conceived or generated by you.

          d. Protecting Anchor Intellectual Property. You will follow the policies and procedures of Anchor issued from time to time with respect to Anchor's Intellectual Property.

          e. Return of Anchor Documents. Upon termination of your employment with Anchor (whether with or without cause or reason) you will immediately return to Anchor all copies of all written Confidential Information and all documents relating to or embodying any Intellectual Property, in your possession or control.

          f. Your Intellectual Property. You acknowledge that you have made no inventions, improvements or discoveries, whether or not patentable, and have generated no other intellectual property prior to the date of your employment, except:

               (i) None [Employee's Initials _ ] (if none, initial above and cross out subparagraph (ii) below);

               (ii) the inventions, improvements and discoveries or other intellectual property listed on the attached Exhibit A signed by you and by an officer of Anchor, a copy of which has been delivered to you together with this Agreement.

     3. Specific Relief. In the event of breach by you of any of your obligations under paragraphs 1 or 2 of this Agreement, Anchor shall have the right to have such obligation specifically enforced by a court of competent jurisdiction, including, without limitation, the right to entry of restraining orders and injunctions, whether preliminary, mandatory, temporary or permanent, against the violation, threatened or actual, and whether or not continuing, of such obligation, without the necessity of showing any particular injury or damage, and without the posting of any bond or other security, it being acknowledged and agreed that any such breach or threatened breach would cause immediate and irreparable injury to Anchor and that money damages alone would not provide an adequate remedy. In the event that Anchor commences legal action or seeks legal advice to enforce your obligations under paragraphs 1 or 2 of this Agreement, and is successful therein, you shall be responsible for all costs related to such action or advice, including, without limitation, reasonable attorneys' fees.

     4. Post-Employment Matters.

               a. Survival of Obligations. All of your obligations under this Agreement that either expressly or by their nature survive the termination of your employment by Anchor in order for such obligations to have their intended effect, shall survive such termination.

               b. Exit Interview. Upon termination of your employment by Anchor, you agree to participate in an "exit" interview with representatives of Anchor on Anchor's premises to discuss Intellectual Property matters and your continuing obligations under this Agreement.

     5. No Other Agreement. You acknowledge and represent that you are under no obligation to any other person, firm or entity which obligation would preclude, conflict with or be an impediment to your obligations under this Agreement.

     6. Miscellaneous Provisions. Neither this Agreement nor any right or obligation arising hereunder may be assigned by you without the prior written consent of Anchor, and any purported assignment without such consent shall be null and void. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties. This Agreement contains the entire agreement between the parries hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties and understandings, either oral or written, between the parties with respect thereto. This Agreement may not be amended or modified except by a writing signed by each of the parties hereto. The captions set forth in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The provisions of this Agreement may be waived only by a written instrument executed by the party so waiving. In the event any provision of this Agreement shall finally be determined to be unlawful or unenforceable, such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee without regard to principles of conflicts of law. The parties hereby irrevocably consent to the exclusive personal jurisdiction of the federal court located in the Eastern District of Tennessee, or if such court lacks subject matter jurisdiction, to the jurisdiction of the applicable state court of the State of Tennessee, located in the County of Knox, for all purposes in connection with this Agreement. The parties hereby expressly waive any and all claims and defenses either may have in respect to any proceeding in such court based on alleged lack of personal jurisdiction, improper venue or inconvenient forum, or any similar defense, to the maximum extent permitted by law.

 ANCHOR ADVANCED PRODUCTS, INC. (Employer)                  EMPLOYEE

                                                            ------------------
 By:                                                        Name
    ---------------------------------
     Francis H. Olmstead, Jr.
     President-CEO

                                                            ------------------
                                                            Signature

 Date:
      -------------------------------




 Date